Exhibit 99.3

Ford Motor Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended June 30, 2003 and 2002
(in millions, except per share amounts)

	Second Quarter		First Half

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Sales and revenues
Automotive sales	$34,182	$35,197	$68,382	$67,368
Financial Services revenue	6,488	7,010	13,176	14,300

Total sales and revenues	40,670	42,207	81,558	81,668

Automotive interest income	134	171	282	283

Costs and expenses
Cost of sales	31,684	32,245	62,768	62,168
Selling, administrative and other expenses	5,968	6,119	12,054	12,426
Interest expense	1,827	2,221	3,784	4,570
Provision for credit and insurance losses	679	771	1,272	1,731

Total costs and expenses	40,158	41,356	79,878	80,895

Automotive equity in net income/(loss) of affiliated companies	72	(19)	93	(80)

Income/(loss) before income taxes	718	1,003	2,055	976
Provision for/(benefit from) income taxes	195	289	531	269

Income/(loss) before minority interests	523	714	1,524	707
Minority interests in net income/(loss) of subsidiaries	98	95	200	168

Income/(loss) from continuing operations	425	619	1,324	539
Income/(loss) from discontinued/held-for-sale operations	(3)	(9)	(6)	(21)
Loss on disposal of discontinued/held-for-sale operations	(5)	(40)	(5)	(40)
Cumulative effect of change in accounting principle	—	—	—	(1,002)

Net income/(loss)	$417	$570	$1,313	$(524)

Income/(loss) attributable to Common and Class B Stock after Preferred Stock dividends	$417	$567	$1,313	$(531)
Average number of shares of Common and Class B Stock outstanding	1,832	1,813	1,832	1,810

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.23	$0.34	$0.72	$0.29
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)	—	(0.01)
Loss on disposal of discontinued/held-for-sale operations	—	(0.02)	—	(0.02)
Cumulative effect of change in accounting principle	—	—	—	(0.55)

Net income/(loss)	$0.23	$0.31	$0.72	$(0.29)

Diluted income/(loss)
Income/(loss) from continuing operations	$0.22	$0.31	$0.67	$0.29
Income/(loss) from discontinued/held-for-sale operations	—	—	—	(0.01)
Loss on disposal of discontinued/held-for-sale operations	—	(0.02)	—	(0.02)
Cumulative effect of change in accounting principle	—	—	—	(0.55)

Net income/(loss)	$0.22	$0.29	$0.67	$(0.29)

Cash dividends	$0.10	$0.10	$0.20	$0.20